UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. ___)
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☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12
Endologix, Inc.

(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held June 11, 2009

To the Stockholders of Endologix, Inc.:
          You are cordially invited to attend the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) of Endologix, Inc. on June 11, 2009 at 8:00 a.m., Pacific Time. The Annual Meeting will be held at our offices at 11 Studebaker, Irvine, California 92618 for the following purposes, as more fully described in the accompanying proxy statement:
          1. To elect two individuals to serve as Class II members of our Board of Directors for a term of three years or until his successor is duly elected and qualified;
          2. To approve the proposed amendment to our 2006 Employee Stock Purchase Plan to increase the total number of shares purchasable thereunder from 558,734 shares to 2,058,734 shares;
          3. To approve an amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of our common stock thereunder from 60,000,000 to 75,000,000 and to increase the total number of authorized shares of our capital stock from 65,000,000 to 80,000,000;
          4. To ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009; and
          5. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.
          Only stockholders of record at the close of business on May 5, 2009 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.
By Order of the Board of Directors
John McDermott
President and Chief Executive Officer
Irvine, California
May 12, 2009

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON JUNE 11, 2009
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL ONE
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION OF DIRECTORS
PROPOSAL TWO
PROPOSAL THREE
PROPOSAL FOUR
DEADLINE FOR RECEIPT OF
OTHER BUSINESS

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDER MEETING TO BE HELD ON JUNE 11, 2009.
The proxy statement and Annual Report on Form 10-K for the fiscal year ended December 31, 2008 are available at www.proxyvote.com.

Your vote is important. To vote your shares by proxy you may do any one of the following:
•	Vote at the internet site address listed on your proxy card;

•	Call the toll-free number listed on your proxy card; or

•	Sign, date and return in the envelope provided the enclosed proxy card.
If you choose the third option, please do so promptly to ensure your proxy arrives in sufficient time.

PROXY STATEMENT

INFORMATION CONCERNING SOLICITATION AND VOTING
GENERAL
          The enclosed proxy is solicited on behalf of our Board of Directors for use at the 2009 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on June 11, 2009 at 8:00 a.m., Pacific time, at our offices at 11 Studebaker, Irvine, California 92618, at which time stockholders of record as of May 5, 2009 (the “Record Date”) will be entitled to vote. On May 5, 2009, we had 43,895,449 shares of common stock outstanding.
          We intend to mail this proxy statement, the accompanying proxy card and the Annual Report on Form 10-K for the fiscal year ending December 31, 2008 on or about May 12, 2009 to all stockholders entitled to vote at the Annual Meeting. These materials and directions to attend the Annual Meeting, where you may vote in person, are available on the Internet at www.proxyvote.com. Our principal executive offices are located at 11 Studebaker, Irvine, California 92618.
VOTING
          The shares of common stock constitute our only outstanding class of voting securities. The presence in person or by proxy of the holders of a majority of the common stock issued and outstanding constitutes a quorum for the transaction of business at the Annual Meeting. Each stockholder of record is entitled to one vote for each share of common stock held as of the Record Date on each matter to be voted on at the Annual Meeting. For purposes of the quorum and the discussion below regarding the vote necessary to take stockholder action, stockholders of record who are present at the Annual Meeting in person or by proxy and who abstain, including brokers holding customers’ shares of record who cause abstentions to be recorded at the Annual Meeting, are considered stockholders who are present and entitled to vote and count toward the quorum. Brokers holding shares of record for customers generally are not entitled to vote on certain non-discretionary matters unless they receive voting instructions from their customers.
          Directors are elected by the affirmative vote of a plurality of votes cast at the Annual Meeting and therefore, broker non-votes and abstentions or votes that are withheld will be excluded entirely from the vote and have no effect on the election of directors. The proposal to amend the 2006 Employee Stock Purchase Plan to increase the number of shares purchasable thereunder as specified in this proxy statement requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Abstentions are counted as votes against this proposal and broker non-votes are not counted. The proposal to amend our amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 60,000,000 to 75,000,000 and to increase the total number of authorized shares of capital stock from 65,000,000 to 80,000,000 requires the affirmative vote of a majority of the shares of common stock outstanding as of the Record Date. Abstentions and broker non-votes are counted as votes against this proposal. The proposal to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009 requires the affirmative vote of a majority of the shares present or represented by proxy and entitled to vote at the Annual Meeting. Because the ratification of the independent registered public accounting firm is a discretionary matter, broker non-votes will not result for this proposal. Abstentions are counted as votes against this proposal.

          Shares of common stock represented by a properly executed proxy received in time for the Annual Meeting will be voted as specified therein, unless the proxy previously has been revoked. Unless otherwise specified in the proxy, the persons named therein will vote FOR the election of each of the director nominees named in this proxy statement, FOR the amendment of the 2006 Employee Stock Purchase Plan to increase the number of shares purchasable thereunder as specified in this proxy statement, FOR the amendment of our amended and restated certificate of incorporation to increase the number of authorized shares of common stock from 60,000,000 to 75,000,000 and to increase the total number of authorized shares of capital stock from 65,000,000 to 80,000,000 and FOR ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2009. As to any other business properly submitted to stockholders at the Annual Meeting, the persons named in the proxy will vote as recommended by the Board of Directors or, if no recommendation is given, in their discretion.
HOW TO VOTE
          You may vote by proxy or in person at the Annual Meeting. To vote by proxy, you may: vote at the Internet site address listed on your proxy card, call the toll-free number set forth on your proxy card or mail your signed and dated proxy card in the envelope provided. Even if you plan to attend the Annual Meeting, you are recommended to vote by proxy prior to the Annual Meeting. You can always change your vote as described below.
REVOCABILITY OF PROXIES
          Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by the holder of record by filing with the Corporate Secretary at the address above, a written notice of revocation or a new duly executed proxy bearing a date later than the date indicated on the previous proxy, or it may be revoked by the holder of record attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.
SOLICITATION
          We will bear the entire cost of proxy solicitation, including costs of preparing, assembling, printing and mailing this proxy statement, the proxy card and any additional material furnished to stockholders. Copies of the solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others, to forward to such beneficial owners. We may, if deemed necessary or advisable, retain a proxy solicitation firm to deliver solicitation materials to beneficial owners and to assist us in collecting proxies from such individuals. We may reimburse persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, electronic mail or personal solicitation by our directors, officers or other regular employees. No additional compensation will be paid to directors, officers or other regular employees for such services.

Security Ownership of Certain Beneficial Owners and Management
          The following table sets forth certain information known to us regarding the ownership of our common stock as of April 24, 2009 by: (i) each stockholder known to us to be a beneficial owner of more than 5% of our common stock; (ii) each director; (iii) each Named Executive Officer; and (iv) all current directors and officers as a group.

	Number of Shares	Percentage of
	Beneficially	Outstanding
	Owned	Shares
Name and Address (1)	(2)	(3)
Federated Investors, Inc. (4)	9,999,306	22.8%
Elliott Associates (5)	5,984,656	13.6%
Franklin D. Brown (6)	544,700	1.2%
Roderick de Greef (7)	145,000	*
Edward B. Diethrich, M.D. (8)	673,775	1.5%
Paul McCormick (9)	927,938	2.1%
Jeffrey F. O’Donnell (10)	160,417	*
Gregory D. Waller (11)	145,000	*
John McDermott (12)	656,379	1.5%
Robert J. Krist (13)	408,517	*
Joseph A. DeJohn	56,500	*
Janet M. Fauls (14)	60,850	*
Stefan G. Schreck, PhD. (15)	267,388	*
All directors and officers as a group (13 persons) (16)	4,071,464	8.9%

*	Represents beneficial ownership of less than 1%

(1)	Unless otherwise indicated, the business address of each holder is: c/o Endologix, Inc., 11 Studebaker, Irvine, CA 92618.

(2)	The number of shares of common stock beneficially owned includes any shares issuable pursuant to stock options that are currently exercisable or may be exercised within 60 days after April 24, 2009. Shares issuable pursuant to such options are deemed outstanding for computing the ownership percentage of the person holding such options but are not deemed to be outstanding for computing the ownership percentage of any other person.

(3)	Applicable percentages are based on 43,895,449 shares outstanding on April 24, 2009, plus the number of shares such stockholder can acquire within 60 days after April 24, 2009.

(4)	Based on information contained in a Schedule 13G/A filed with the Securities and Exchange Commission on February 12, 2009. The address of Federated Investors, Inc. is Federated Investors Tower, 5800 Corporate Drive, Pittsburgh, Pennsylvania 15222.

(5)	Based on information contained in a Schedule 13D/A filed with the Securities and Exchange Commission on October 14, 2008. The address of Elliott Associates, L.P. is 712 Fifth Avenue, 36th Floor, New York, New York 10019.

(6)	Includes 280,000 shares subject to options exercisable within 60 days after April 24, 2009 and 214,700 shares held in a family trust.

(7)	Includes 145,000 shares subject to options exercisable within 60 days after April 24, 2009.

(8)	Includes 523,775 shares held by T&L Investments L.P. Dr. and Mrs. Edward B. Diethrich hold a total of 98% of the voting and dispositive power over the shares through a 98% ownership of the capital stock of EBDFam, Inc., the general partner in T&L Investments L.P. Also includes 30,000 shares held in a family trust and 120,000 shares subject to options exercisable within 60 days after April 24, 2009.

(9)	Includes 421,250 shares subject to options exercisable within 60 days after April 24, 2009. Mr. McCormick resigned as our President and Chief Executive Officer effective May 12, 2008. Mr. McCormick continues to serve on our Board of Directors.

(10)	Includes 145,417 shares subject to options exercisable within 60 days after April 24, 2009.

(11)	Includes 145,000 shares subject to options exercisable within 60 days after April 24, 2009.

(12)	Includes 135,415 shares subject to options exercisable within 60 days after April 24, 2009.

(13)	Includes 181,496 shares subject to options exercisable within 60 days after April 24, 2009.

(14)	Includes 56,772 shares subject to options exercisable within 60 days after April 24, 2009.

(15)	Includes 194,629 shares subject to options exercisable within 60 days after April 24, 2009.

(16)	Includes 1,824,979 shares subject to options exercisable within 60 days after April 24, 2009.

PROPOSAL ONE
ELECTION OF DIRECTORS
          The Board of Directors currently consists of seven authorized directors divided into three classes with Class I having one director, Class II having three directors and Class III having three directors. Each class of directors is elected for three-year terms on a staggered term basis, so that each year the term of office of one class will expire and the terms of office of the other classes will continue for periods of one and two years, respectively. The nominees for election at the Annual Meeting will serve as Class II directors, with terms expiring at the annual meeting of stockholders to be held in 2012. Each director is elected to serve until the expiration of his term, or until his successor is duly elected and qualified.
          The nominees for election as Class II directors at the Annual Meeting are Franklin D. Brown and John McDermott, each of whom currently serves as a director. Edward B. Diethrich, M.D., who has served as a Class II member of our Board of Directors since May 2002, is not being nominated at the Annual Meeting. Mr. Brown has served as a director since 1997 and Mr. McDermott has served as a director since 2008. Messrs. Brown and McDermott have each indicated a willingness to continue to serve on the Board of Directors if elected. However, in the event any nominee is unable to or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for an additional nominee who shall be designated by the current Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders intend to vote all proxies received by them in favor of the nominees listed above.
Vote Required and Recommendation of the Board of Directors
          The two candidates receiving the highest number of affirmative votes of shares entitled to vote at the Annual Meeting will be elected as directors.
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEES NAMED ABOVE.
Information With Respect to Nominees And Directors
          Set forth below for each nominee for election as a director and for each of our other directors, other than Dr. Diethrich, is information regarding his age, position(s) with us, the period he has served as a director, any family relationship with any of our other directors or executive officers, and the directorships currently held by him in corporations whose shares are publicly registered.
Class II
(Directors nominated for office with a term expiring in 2009)
          Franklin D. Brown, 65, serves as our Chairman and has been a director since 1997, and was formerly a director of the private company Endologix, Inc., or the former Endologix, from 1997 to 2002. Following the merger with the former Endologix in May 2002, Mr. Brown was our Chief Executive Officer and Chairman until January 2003, when he was elected Executive Chairman. Mr. Brown served as our Executive Chairman until October 2004. Mr. Brown had previously served as the Chairman and Chief Executive Officer of the former Endologix from 1998 to 2002. From October 1994 until its sale in September 1997, Mr. Brown served as Chairman, President, and Chief Executive Officer of Imagyn Medical, Inc. From 1986 until the sale of the company in 1994, Mr. Brown served as President and Chief Executive Officer of Pharmacia Deltec, Inc., an ambulatory drug delivery company. Mr. Brown also serves on the Board of Directors of Interventional Spine, Inc., a private medical device company.

          John McDermott, 48, joined us in May 2008 as President and Chief Executive Officer. He has nearly 20 years of executive management, sales, marketing, and finance experience in the vascular device industry. From 2002 to 2007 he served as President of Bard Peripheral Vascular, a division of C.R. Bard, Inc., that earned several corporate awards for global sales growth, business development, income growth, and sales from new products during his tenure. He previously was President of Global Sales for C.R. Bard’s vascular surgery and endovascular businesses with responsibilities for managing a worldwide direct sales force with more than 200 representatives. Prior to that, he served for four years as President of C.R. Bard’s division IMPRA, Inc., where he was responsible for global operations, including sales, marketing, research and development, manufacturing, and finance. From 1990 to 1996, he was Chief Financial Officer and later Vice President and Chief Operating Officer of IMPRA, Inc., prior to its acquisition by C.R. Bard. He has been an active leader within the vascular community and was formerly on the board of directors of the International Society of Endovascular Specialists and the Vascular Disease Foundation.
Class III
(Directors continuing in office with a term expiring in 2010)
          Paul McCormick, 56, has served on our Board of Directors since May 2002. Mr. McCormick has more than 28 years of experience in the medical device industry. The majority of his career has been in the emerging medical technologies. Mr. McCormick joined the former Endologix, in January 1998, as Vice President of Sales and Marketing, served as President and Chief Operating Officer from January 2001 until January 2003, and then President and Chief Executive Officer until May 2008. Previously, he held various sales and marketing positions at Progressive Angioplasty Systems, Heart Technology, Trimedyne Inc., and U.S. Surgical Corporation. Mr. McCormick is currently a director at Cardiogenesis Corporation, a publicly traded company, and Cianna Medical and Embrella Cardiovascular, both of which are private medical device companies.
          Roderick de Greef, 48, has served on our Board of Directors since November 2003. Mr. de Greef is the principal of Taveyanne Capital Advisors, Inc., a corporate firm providing finance consulting services. Since November 2008, Mr. de Greef has been Chairman of the board of directors of Cambridge Heart, Inc., where he was previously the Chief Financial Officer from October 2005 to July 2007. Prior to that, Mr. de Greef served as the Executive Vice President, Chief Financial Officer and Secretary of Cardiac Science, Inc. from March 2001 to September 2005. From 1995 to 2001, Mr. de Greef provided corporate finance advisory services to a number of early stage companies including Cardiac Science, Inc., where he was instrumental in securing equity capital beginning in 1997, and advising on merger and acquisition activity. Mr. de Greef has a B.A. in Economics and International Relations from California State University at San Francisco and an M.B.A. from the University of Oregon. Mr. de Greef also serves on the boards of BioLife Solutions, Inc., a public biotechnology company located in Owego, New York, and Elephant Talk Communications, Inc., an international communications operator based in Amsterdam, the Netherlands.
          Gregory D. Waller, 59, has served on our Board of Directors since November 2003. Mr. Waller has been Chief Financial Officer of Universal Building Products, a manufacturer of concrete construction accessories since March 2006. Previous to that Mr. Waller had been in retirement except for board directorships. Mr. Waller served as Vice President-Finance, Chief Financial Officer and Treasurer of Sybron Dental Specialties, Inc., a manufacturer and marketer of consumable dental products, from August 1993 until his retirement in May 2005 and was formerly the Vice President and Treasurer of Kerr, Ormco, and Metrex. Mr. Waller joined Ormco in December 1980 as Vice President and Controller and served as Vice President of Kerr European Operations from July 1989 to August 1993. Mr. Waller has an M.B.A. with a concentration in Accounting from California State University, Fullerton. Mr. Waller also serves on the board of directors and as chairman of the audit committee of each of Clarient, Inc., Cardiogenesis Corporation, Alsius Corporation, and SenoRx, Inc., all of which are publicly traded companies.
Class I
(Director continuing in office with a term expiring in 2011)
          Jeffrey F. O’Donnell, 49, has served on our Board of Directors since June 1998. Mr. O’Donnell joined us in a management capacity in 1995, became President in January 1998 and Chief Executive Officer that June. In

November 1999, Mr. O’Donnell joined PhotoMedix, Inc., a publicly traded company, as President and Chief Executive Officer and has served as a member of its board of directors since that date. From 1994 to 1995 Mr. O’Donnell held the position of President and Chief Executive Officer of Kensey Nash Corporation, a manufacturer of cardiology products. Additionally, he has held several senior sales and marketing management positions at Boston Scientific, Guidant, and Johnson & Johnson Orthopedic. Mr. O’Donnell currently serves on the board of directors of Embrella Cardiovascular, Inc., a privately held medical device company. Mr. O’Donnell is a graduate of LaSalle University School of Business.
Executive Officers
          Our executive officers, other than Mr. McDermott whose biography is set forth above, are as follows:
          Stefan G. Schreck, Ph.D., 49, joined us in February 2004 and serves as our Vice President, Technology. Dr. Schreck has more than 20 years of experience in research and development of medical products. Prior to joining us, Dr. Schreck held increasingly more responsible research and development management positions in the medical device industry. From May 1995 to April 2000, Dr. Schreck served as Director of Research in Baxter Healthcare’s Heart Valve Division. From April 2000 to August 2002, Dr. Schreck served as Senior Director, Research and Development at Edwards Lifesciences and was responsible for the development of all surgical heart valve repair and replacement products. From August 2002 to February 2004, Dr. Schreck served as President and Chief Executive Officer of MediMorph Solutions Inc., an engineering and management consulting firm for the medical device industry, that he founded.
          Robert J. Krist, 60, joined us in August 2004 and serves as our Chief Financial Officer and Secretary. Mr. Krist served as Chief Financial Officer of CardioNet, Inc. from March 2003 until May 2004. Mr. Krist previously served for three years as Chief Financial Officer of Irvine-based Datum, Inc., a technology manufacturer. Prior to that, Mr. Krist served for three years as Chief Financial Officer and Vice President, Field Operations, of Bridge Medical, Inc., a start-up pharmacy information systems company. Mr. Krist also held various management positions during his six years at McGaw, Inc., including Chief Financial Officer and President of the Central Admixture Pharmacy Services Division. Mr. Krist received a B.S. in Physics from Villanova University and an M.B.A. from the University of Southern California.
          Janet Fauls, 46, joined us in November 2005 as Director of Regulatory Affairs and Quality Assurance. Assuming increasing responsibilities through the present time, she is currently our Vice President, Regulatory and Clinical Affairs. Ms. Fauls has more than 20 years of experience in 3he medical device and biopharmaceutical industries. From 1987 to 1997, Ms. Fauls held increasingly responsible positions in Quality and Regulatory Affairs for Allergan, Inc. and Alliance Pharmaceuticals. From 1997 to 2001, Ms. Fauls served in a Regulatory Affairs management capacity at Edwards Lifesciences with primary responsibility for surgical heart valve repair and replacement products and related disposable products. From 2001 to November 2005, Ms. Fauls served as Vice President, Regulatory, Quality and Clinical Affairs for Cardiogenesis Corporation, a medical device company specializing in laser-based cardiovascular therapies. Ms. Fauls received a B.S. in Chemistry from the University of California, Santa Barbara.
          Joseph A. DeJohn, 48, joined us in July 2008 as Vice President of Sales. He has more than 20 years of sales management experience in the medical device industry, including serving 17 years at C.R. Bard. During his tenure at C.R. Bard, he held sales management positions with increasing responsibilities, serving the last six years as Vice President of Sales of the Peripheral Vascular Division. In this position, he was responsible for managing a 200-person sales organization and played a leadership role in strategic planning, budgeting, recruitment, professional development, national accounts, and customer service. Prior to that, Mr. DeJohn was Director of Sales of C.R. Bard’s Peripheral Technologies Division. Before joining C.R. Bard, Mr. DeJohn served five years with Bausch & Lomb Corporation in various sales management positions. He received a B.S. in Education from Bowling Green State University.
          Gary I. Sorsher, 44, joined us in October 2008 as Vice President, Quality, bringing 20 years of quality assurance experience. Prior to that, he served for two years as Director of Quality Engineering at Bard Peripheral Vascular, where he oversaw quality assurance operations for Bard Peripheral Vascular and Bard Biopsy Systems. Prior to that, he spent 13 years at Cordis, a Johnson & Johnson Company, holding several positions with increasing responsibility during his tenure. Among these, he served as Director of Quality Assurance, New Product Development and as the senior quality assurance representative for Cordis’ Global Commercialization Team responsible for drug eluting stents, stent delivery systems, and angioplasty products. Mr. Sorsher received an M.S. and a B.S. in Electrical Engineering from Byelorussian Polytechnic Institute, Minsk, Belarus.
          Daniel Hawkins, 42, joined us in April 2009 as Vice President of Global Marketing. He brings more than 15 years of marketing management and business development experience in the medical device and biotechnology industries. He spent the past seven years in founder and leadership roles developing and commercializing medical devices for incubators funded by Three Arch Partners, Frazier Healthcare, Prospect Ventures, MPM Capital and Charter Ventures. He is a founder of Calibra Medical, Inc., where he co-invented the core technology and was instrumental in creating a new medical device category with a market opportunity in excess of several billion dollars annually. He also played critical roles in developing product and marketing strategies for Restore Medical, Inc. and EnteroMedics, Inc. Prior to that, he created the marketing and sales department and played critical product development roles at Intuitive Surgical, Inc. He has an M.B.A. from the Stanford Graduate School of Business and a B.S. in Economics from The Wharton School at the University of Pennsylvania.
Director Independence
          Our securities are listed on The NASDAQ Global Market and are governed by its listing standards. Our Board of Directors has determined that all of the members of our Board of Directors, other than Messrs. McDermott, Brown and McCormick are “independent” as defined in the NASDAQ Listing Rules. Our Board has determined that no member has a relationship that would interfere with the exercise of independent judgment in carrying out his responsibilities as a director. The independence of each director is reviewed periodically to ensure that, at all times, at least a majority of our directors are independent.
          The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee. Each member of the Audit Committee, Compensation Committee and Nominating and Governance Committee, respectively, meets the independence standards set forth in the NASDAQ Listing Rules.
Meetings of the Board of Directors
          The Board of Directors met eight times during the year ended December 31, 2008. Each director, other than Dr. Diethrich and
Mr. O’Donnell, attended at least 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he served.
Committees of the Board of Directors
          The Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each committee operates under a written charter adopted by the Board of Directors. Copies of the charters of all standing committees are available on the “Investor Relations” page on our website located at www.endologix.com.
          Audit Committee
          The Audit Committee consists of Messrs. Waller, de Greef and O’Donnell. Each member of the Audit Committee qualifies as an “independent director” in compliance with the applicable rules of the Securities and Exchange Commission and the NASDAQ Listing Rules. The Board of Directors has determined that each member of the Audit Committee qualifies as an “audit committee financial expert” as that term is defined by the rules and regulations of the Securities and Exchange Commission.
          The Audit Committee has the sole authority to appoint and, when deemed appropriate, replace our independent registered public accounting firm, and has established a policy of pre-approving all audit and permissible non-audit services provided by our independent registered public accounting firm. The Audit Committee has, among other things, the responsibility to review and approve the scope and results of the annual audit, to evaluate with the independent registered public accounting firm the performance and adequacy of our financial personnel and the adequacy and effectiveness of our systems and internal financial controls, to review and discuss with management and the independent registered public accounting firm the content of our financial statements prior to the filing of our quarterly reports on Form 10-Q and annual reports on Form 10-K, to establish procedures for receiving, retaining and investigating reports of illegal acts involving us or complaints or concerns regarding questionable accounting or auditing matters and to establish procedures for the confidential, anonymous submission by our employees of concerns or complaints regarding questionable accounting or auditing matters. The Audit Committee met five times during the year ended December 31, 2008. To ensure independence, the Audit Committee also meets separately with our independent registered public accounting firm and members of management.
          Compensation Committee
          The Compensation Committee consists of Dr. Diethrich and Messrs. O’Donnell and de Greef, each of whom satisfies the independence standards set forth in the NASDAQ Listing Rules. The Compensation Committee is primarily responsible for evaluating and approving the cash and equity compensation for the Chief Executive Officer and other executive officers, and administers our employee compensation plans. The Compensation Committee held six meetings during the year ended December 31, 2008.
          Additional information regarding the Compensation Committee’s consideration and determination of executive officer and director compensation is included under the heading “Compensation Discussion and Analysis” beginning on page 10 below.
          Nominating and Governance Committee
          The Nominating and Governance Committee consists of Messrs. O’Donnell and de Greef, each of whom satisfies the independence standards set forth in the NASDAQ Listing Rules. The primary purposes of the Nominating and Governance Committee are to identify and recommend to the Board of Directors individuals qualified to serve as members of our Board of Directors and each of its committees, to develop and recommend to the Board of Directors corporate governance guidelines and to lead the Board of Directors in its annual review of its composition, effectiveness and performance. The Nominating and Governance Committee held one meeting during the year ended December 31, 2008.
Evaluation of Director Nominees
          In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews such directors’ overall service to us during their term, including their level of participation and the quality of their performance. In the case of new director nominees, the Nominating and Governance Committee screens candidates, performs reference checks, prepares a biography for each candidate for the Board to review and conducts interviews. The members of the Nominating and Governance Committee and our Chief Executive Officer interview candidates that meet the criteria described below, and the Nominating and Governance Committee recommends nominees to the Board that best suit the Board’s needs. The Nominating and Governance Committee does not intend to evaluate nominees for director any differently because the nominee is or is not recommended by a stockholder. The nominees for director in this proxy statement are standing for re-election. We do not pay a fee to any third party to identify or evaluate or assist in identifying or evaluating potential director nominees.
          The Nominating and Governance Committee believes that nominees for director must meet certain minimum qualifications, including having:
•	the highest character and integrity;

•	business or other experience that is of particular relevance to our business;

•	sufficient time available to devote to our affairs; and

•	no conflicts of interest which would violate any applicable law or regulations or interfere with the proper performance of the responsibilities of a director.
Stockholder Nominations of Directors
          The Nominating and Governance Committee will consider stockholder recommendations for directors sent to the Nominating and Governance Committee, c/o Corporate Secretary, Endologix, Inc., 11 Studebaker, Irvine, California 92618. Stockholder recommendations for directors must include: (1) the name and address of the stockholder recommending the person to be nominated and the name and address of the person or persons to be nominated, (2) a representation that the stockholder is a holder of record of our stock, (3) a description of all arrangements or understandings between the stockholder and the recommended nominee, if any, (4) such other information regarding the recommended nominee as would be required to be included in a proxy statement filed pursuant to Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended, or the Exchange Act, had the nominee been nominated, or intended to be nominated, by the Board of Directors, and (5) the consent of the recommended nominee to serve as a director if so elected. The stockholder must also state if they intend to appear in person or by proxy at the annual meeting to nominate the person specified in the notice. In accordance with our bylaws, the notice containing the nomination must be received by us not less than 90 days prior to the annual or special meeting of stockholders or, in the event less than 100 days notice or prior public disclosure of the date of the annual or special meeting has been given, then no later than 10 days after such notice has been given.
Communications with the Board of Directors
          The Board of Directors provides a process for stockholders to send communications to the Board. Stockholders can send communications to the Board of Directors, or an individual director, by sending a written communication to: Endologix, Inc., 11 Studebaker, Irvine, California 92618, Attention: Corporate Secretary. All communications sent to this address are sent to the specific directors identified in the communication or if no directors are identified, the communication is delivered to the Chairman of the Board. We do not have a policy with respect to director attendance at annual meetings of our stockholders. Historically, other than our employees, few stockholders have attended our annual meetings. Four directors, one of whom was our employee, attended our annual meeting in 2008.
Code of Ethics
          We have adopted a Code of Conduct and Ethics for our principal executive officer, principal financial officer and principal accounting officer. A copy of the Code of Conduct and Ethics is available on the “Investor Relations” page on our website at www.endologix.com, and a copy may also be obtained by any person, without charge, upon written request delivered to Endologix, Inc., Attn: Corporate Secretary, 11 Studebaker, Irvine, California 92618. We will disclose any amendment to, or waiver from, a provision of the Code of Conduct and Ethics by posting such information on our website at the above address.
Section 16(a) Beneficial Ownership Reporting Compliance
          The members of our Board of Directors, our executive officers and persons who hold more than 10% of our outstanding common stock are subject to the reporting requirements of Section 16(a) of the Exchange Act which requires them to file reports with respect to their ownership of our common stock and their transactions in such common stock. Based upon (i) the copies of Section 16(a) reports that we received from such persons for their 2008 fiscal year transactions in our common stock and their common stock holdings and/or (ii) the written representations received from one or more of such persons that no other reports were required to be filed by them for the 2008 fiscal year, we believe that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by our executive officers, Board members and greater than 10% stockholders.
Compensation Committee Interlocks and Insider Participation
          The Compensation Committee currently is comprised of Roderick de Greef, Edward B. Diethrich, M.D., and Jeffrey O’Donnell. No member of the Compensation Committee during fiscal year 2008 served as an officer, former officer or employee of us or any of our subsidiaries. During fiscal year 2008, no executive officer served as a member of the compensation committee of any other entity, one of whose executive officers served as a member of our Board of Directors or Compensation Committee, and no executive officer served as a member of the board of directors of any other entity, one of whose executive officers served as a member of our Compensation Committee.
Related Party Transactions
          We have not entered into a transaction with any related person since the beginning of our 2008 fiscal year.
          The Audit Committee is responsible for reviewing and approving any proposed transaction with any related person. Currently, this review and approval requirement applies to any transaction to which we will be a party, in which the amount involved exceeds $120,000, and in which any of the following persons will have a direct or indirect material interest: (a) any of our directors or executive officers, (b) any nominee for election as a director, (c) any security holder who is known to us to own of record or beneficially more than five percent of any class of our voting securities, or (d) any member of the immediate family (as defined in Regulation S-K, Item 404) of any of the persons described in the foregoing clauses (a)-(c).
          In the event that management becomes aware of any related person transaction, management will present information regarding such transaction to the Audit Committee for review and approval.
COMPENSATION DISCUSSION AND ANALYSIS
General
          This discussion and analysis of compensation arrangements with our named executive officers is intended to provide context for the decisions underlying the compensation paid to our Named Executive Officers in 2008 and should be read together with the compensation tables and related disclosures set forth below.
Our Compensation Objectives
          We strive to establish compensation practices and provide compensation opportunities that attract, retain and reward our executives and strengthen the mutuality of interests between our executives and our shareholders in order to motivate them to maximize shareholder value. The primary goals of our executive compensation program are:
•	motivation of our executive officers to cause us to achieve the best possible financial and operational results;

•	attraction and retention of high quality executives who can provide effective leadership, consistency of purpose and enduring relations with relevant stockholders; and

•	alignment of long-term interests of our executive officers with those of our stockholders.
          Our executive compensation program primarily consists of a base salary, cash incentive payments upon the achievement of corporate objectives and long-term equity-based incentive awards, which historically are in the form of stock options. The equity component of our compensation program is designed to align a portion of our executive officer’s compensation with the interests of our stockholders to create long term value.
Role of Compensation Committee
          The Compensation Committee of the Board of Directors is responsible for those policies and decisions regarding the compensation and benefits for the Named Executive Officers. The Compensation Committee consists entirely of independent directors under the NASDAQ Listing Rules, “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986 and “non-employee” directors for purposes of Rule 16b-3 under the Exchange Act.

          The Compensation Committee solicits the input of our Chief Executive Officer in determining compensation, in particular with respect to salary, cash incentive compensation and equity awards for our executive officers other than our Chief Executive Officer. While our Chief Executive Officer participates in the deliberations regarding compensation for our other Named Executive Officers, he does not participate in any deliberations regarding his own compensation. The Compensation Committee evaluates the compensation paid to our executive officers each fiscal year, analyzes achievement of our corporate objectives for purposes of determining incentive compensation. The Compensation Committee’s charter authorizes the Compensation Committee to review and approve the compensation arrangements for each of our executive officers. However, in 2008, the Compensation Committee approved and recommended to the Board of Directors for final approval the 2008 base salaries, the 2008 bonus plan, the bonus payment under our 2007 bonus plan and the equity awards of Messrs. McCormick, Krist and Schreck and Ms. Fauls. In addition, the Compensation Committee administers our equity compensation plans with respect to option grants and stock issuances made thereunder to officers and other key employees.
          In making decisions about total compensation to each executive officer, the Compensation Committee considers our performance against internal plans and our market in general. The Compensation Committee has periodically engaged outside consultants in the past to conduct compensation surveys, although it did not do so in 2008. The Compensation Committee makes a subjective determination regarding total compensation packages for our executive officers based on informal surveys of similar positions in the medical device industry and their own experience. Additionally, the Compensation Committee evaluates the relativity of compensation among our executive officers with a view to ensure that differences properly reflect differences in title, job responsibilities and performance.
Compensation Components
          Our executive compensation consists of the following components:
Base Salary
          Base salary is a fixed component of compensation, and is reviewed annually. The goal is to provide our executives with a stable, market-competitive base of income that is commensurate with an executive’s skills, experience and contributions to the company. The Compensation Committee generally reviews base salaries at the beginning of each calendar year and recommends to the Board of Directors any changes in salaries based on market data, significant changes in responsibilities during the prior calendar year and individual performance. The Compensation Committee generally makes its recommendations on the basis of its understanding of the salary levels in effect for similar positions within the medical device industry. However, the Compensation Committee does not benchmark base salaries against those of any other company.
          In 2008, the Compensation Committee approved an increase of 4.1% for the base salaries of Messrs. McCormick, Krist and Schreck at the beginning of the year, which was established in part by the increase in cost of living. Ms. Fauls was promoted to her current position of Vice President, Regulatory, Quality and Clinical Affairs in November 2007. As a result, Ms. Fauls’ salary was evaluated in July 2008 and was increased by 12.1% effective August 1, 2008. Mr. McDermott was hired as our Chief Executive Officer in May 2008 and Mr. DeJohn was hired as our Vice President, Sales in July 2008. Mr. McDermott’s base salary was determined primarily from the Compensation Committee’s review of base salaries for other comparable medical device companies as well as the base salary of Paul McCormick, our former Chief Executive Officer. Mr. DeJohn’s base salary was recommended by Mr. McDermott based on informal market analysis and approved by the Compensation Committee without change.
Incentive Bonus
          It is the Compensation Committee’s objective to have a substantial portion of each executive officer’s compensation contingent upon the achievement of corporate objectives. At the beginning of each year, our Chief Executive Officer recommends corporate objectives to the Compensation Committee to be used in the bonus plan. The Compensation Committee reviews the objectives with the Chief Executive Officer and then recommends the objectives to the Board of Directors. In 2008, both the Chief Executive Officer’s and Compensation Committee’s recommendations as to the corporate objectives were approved without change. In 2008, each of our Named

Executive Officers was eligible to receive a cash bonus up to a percentage of their base salary as follows:

Named Executive	Target Bonus
Officer	Percentage	Target Bonus
John McDermott (1)	50%	$180,000
Robert Krist	30%	$71,042
Stefan Schreck	30%	$71,042
Janet Fauls	30%	$55,000
Joseph DeJohn (2)	35%	$91,000
Paul McCormick (3)	35%	$122,500

(1)	Mr. McDermott was appointed our President and Chief Executive Officer effective May 12, 2008.
(2)	Mr. DeJohn was appointed our Vice President, Sales, effective July 17, 2008.
(3)	Mr. McCormick resigned as our President and Chief Executive Officer effective May 12, 2008. Mr. McCormick continues to serve on our Board of Directors.
          The target bonus amounts are recommended by the Compensation Committee at the beginning of each year and are based primarily on the Compensation Committee’s understanding of the compensation arrangements for similar positions in the medical device industry. However, the Compensation Committee does not benchmark the short-term incentive compensation against other companies nor does it target a specific mix between short-term incentive compensation and base salary. At the end of the year, our Chief Executive Officer evaluates the achievement of the corporate objectives and then recommends an incentive payment for each of the executive officers to the Compensation Committee, which in turn, makes a recommendation to the Board of Directors. In 2008, the corporate objectives on which our executive compensation was based, and their achievement, were as follows:

Objective	Weight*	Achievement
Between $41 and $43 million revenue	60%	—
Between $39 and $41 million revenue	50%	—
Between $38 and $39 million revenue	45%	—
Between $37 and $38 million revenue	40%	40%
Between $36 and $37 million revenue	35%	—

Cash Flow Breakeven in Fourth Quarter	35%	—
Cash Flow Breakeven in Third Quarter	45%	—

Cash Trough no lower than $5 million	15%	15%

*	In no event would the achievement of the objectives exceed 100%.
          In establishing the corporate objectives, the Compensation Committee believed that each of the objectives would be challenging to achieve. Based on operating results in 2008, the Compensation Committee determined that the objectives were achieved at a 55% level. As a result, each of our Named Executive Officers received a bonus amount equal to 55% of his or her target bonus. In the case of Messrs. McDermott and DeJohn, their bonus amount was prorated for the number of months they were employed by us in 2008. In 2008, the Chief Executive Officer’s recommendations as to achievement of the objections were approved without change.
Long-Term Incentives
          Our 2006 Stock Incentive Plan provides for the equity awards to qualified employees and officers. Equity awards, which may include stock options and restricted stock awards, are provided to our executive officers in order to align the interests of our executive officers with those of our stockholders and provide each individual with a significant incentive to manage our company from the perspective of an owner with an equity stake in the business.
          The number of shares subject to each option grant is based upon the officer’s tenure, level of responsibility and relative position in our company. We have established general guidelines for making option grants to the executive officers in an attempt to target a fixed number of unvested option shares based upon the individual’s position with us and his or her existing holdings of unvested options. However, we do not adhere strictly to these guidelines and will vary the size of the option grant made to each executive officer as we feel the circumstances warrant. Each stock option allows the officer to acquire shares of our common stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years from the date of grant). Generally, each option vests in periodic installments over a four-year period, contingent upon the executive officer’s continued employment with us. Accordingly, the option will provide a return to the executive officer only if he or she remains in our employ and the market price of our common stock appreciates over the option term. Stock option awards are intended to retain executives by providing a compelling incentive for the participating executives to remain with us.
          Although we historically grant options to our Named Executive Officers in May of each year, we granted stock options to Messrs. Krist and Schreck and Ms. Fauls in January as part of their incentive compensation. In connection with Mr. McDermott’s hiring as Chief Executive Officer, he was granted 500,000 options to purchase shares of common stock and 500,000 shares of restricted stock. Although we have not historically made restricted stock grants to our named executive officers, the Compensation Committee determined that such a grant was appropriate to ensure we were able to obtain Mr. McDermott’s services and because Mr. McDermott did not have a pre-existing equity ownership interest in our company.
          In any given year, the Compensation Committee may elect to grant stock options or other stock incentive awards, such as restricted stock or restricted stock units, depending on the Compensation Committee’s assessment of our performance, business conditions, strategic goals and plans, and executive retention risk.
Other Benefits
          We have a 401(k) plan for the benefit of all of our eligible employees, including the Named Executive Officers. Employees eligible to participate in our 401(k) plan will be those employees who have attained the age of 21. Employees may elect to defer their compensation up to the statutorily prescribed limit. An employee’s interests in his or her deferrals will be 100% vested when contributed. We do not provide for matching contributions under the 401(k) plan. Contributions to the 401(k) plan and earnings on those contributions will not be taxable to the employees until distributed from the 401(k) plan.
          Eligible employees, including our Named Executive Officers, are also entitled to participate in our 2006 Employee Stock Purchase Plan. Employees are eligible if they are employed by us, or any participating subsidiary, for at least 20 hours per week and more than five months in any calendar year. Shares are offered pursuant to the Employee Stock Purchase Plan in six-month periods commencing on the first trading day on or after January and July of each year, or on such other date as the administrator may determine. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The purchase price of the shares will be the lower of 85% of the fair market value of our common stock on the purchase date or the beginning of the offering period.
          We also provide health, dental, vision and life insurance and other customary employee assistance plans to all full-time employees, including the Named Executive Officers.
Accounting and Tax Consequences
          Effective January 1, 2006, we adopted the fair value provisions of Financial Accounting Standards Board Statement No. 123(R) (revised 2004), “Share-Based Payment,” or SFAS 123(R). Under SFAS 123(R), we are required to estimate and record an expense for each award of equity compensation, including stock options, over the vesting period of the award.
          Section 162(m) of the Internal Revenue Code limits the amount that we may deduct for compensation paid to our Chief Executive Officer and to each of our four most highly compensated officers to $1,000,000 per person, unless certain exemption requirements are met. Exemptions to this deductibility limit may be made for various forms of “performance-based compensation.” In the past, annual cash compensation to our executive officers has not exceeded $1,000,000 per person, so the compensation has been deductible. In addition to salary and bonus compensation, upon the exercise of stock options that are not treated as incentive stock options, the excess of the current market price over the option price, or option spread, is treated as compensation and accordingly, in any year, such exercise may cause an officer’s total compensation to exceed $1,000,000.

Summary Compensation Table
          The following table sets forth summary compensation information for the fiscal years ended December 31, 2008, 2007 and 2006 for our principal executive officer, our principal financial officer and each of our executive officers as of the end of the last fiscal year whose total compensation exceeded $100,000, who we refer to herein as our Named Executive Officers.

			Stock	Option	Non-Equity	All Other
Name and Principal			Awards	Awards	Incentive Plan	Compensation	Total
Position	Year	Salary ($)	($)(1)	($)(2)	Compensation ($)	($)(6)	($)
John McDermott,	2008	$230,538	$166,251	$112,465	$66,000	$99,167	$674,421
President and Chief	2007	—	—	—	—	—	—
Executive Officer (3)	2006	—	—	—	—	—	—

Paul McCormick,	2008	$132,533	—	$204,546	$46,297	$218,915	$602,291
President and Chief	2007	$350,000	—	$229,894	$98,000	—	$677,894
Executive Officer (4)	2006	$325,000	—	$200.285	$76,781	—	$602,066

Robert J. Krist,	2008	$236,808	—	$138,829	$39,073	—	$414,710
Chief Financial	2007	$227,700	—	$114,084	$54,648	—	$396,432
Officer and Secretary	2006	$207,000	—	$121,424	$53,872	—	$382,296

Stefan G. Schreck,	2008	$236,808	—	$141,295	$39,073	—	$417,176
Vice President,	2007	$227,700	—	$125,168	$54,648	—	$407,516
Technology	2006	$194,000	—	$149,645	$41,526	—	$385,171

Janet Fauls,	2008	$173,333	—	$58,994	$30,525	—	$262,852
Vice President,	2007	$144,896	—	$18,560	$21,877	—	$185,333
Regulatory, Quality and Clinical Affairs	2006	$125,000	—	$12,629	$15,938	—	$153,566

Joseph A. DeJohn,	2008	$119,167	$6,719	$12,731	$25,025	—	$163,642
Vice President,	2007	—	—	—	—	—	—
Sales (5)	2006	—	—	—	—	—	—

(1)	These amounts do not correspond to the actual value that will be recognized by the executive officer. Rather, they represent the accounting expense we recognized during the year for the restricted stock awards then held by the officer, whether granted in that year or in prior years, calculated in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment”, or FAS 123R. The amounts were determined by multiplying the number of shares being expensed by the closing price of a share of our common stock on the award’s date of grant, allocated over the service period of the award. There were no estimated forfeitures for restricted stock. For both Mr. McDermott and Mr. DeJohn, the expense is recognized over a two year service period.

(2)	Represents the proportionate amount of the total fair value of option awards recognized by us as an expense for financial accounting purposes. The fair values of these awards and the amounts expensed were determined in accordance with FAS 123R. The awards for which expense is shown in this table include the awards made in the applicable year as well as awards granted in previous years for which we continued to recognize expense in such year. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used to calculate the FAS 123R fair value of option awards are disclosed in Note 10 to our consolidated financial statements in included in our Annual Report on Form 10-K for the year ended December 31, 2008. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the executive officer.

(3)	Mr. McDermott was appointed our President and Chief Executive Officer effective May 12, 2008.

(4)	Mr. McCormick resigned as our President and Chief Executive Officer effective May 12, 2008. Mr. McCormick continues to serve on our Board of Directors.

(5)	Mr. DeJohn was appointed our Vice President, Sales, effective July 17, 2008.

(6)	The amounts shown below are reported in this column: Mr. McDermott was paid $99,167 in relocation expenses; and Mr. McCormick received $182,000 in severance pay and $36,915 in vacation accrual payout pursuant to the separation agreement with us, effective May 12, 2008.
Grants of Plan-Based Awards in 2008 Fiscal Year
          The following table summarizes grants of awards pursuant to plans made to our Named Executive Officers during the year ended December 31, 2008.

					All Other	All Other
					Option	Stock		Grant
					Awards:	Awards:	Exercise	Date
					Number of	Number	or Base	Fair
		Estimated Future Payouts Under			Securities	of Shares	Price of	Value of
		Non-Equity Incentive Plan Awards (1)			Underlying	of Stock	Stock and	Stock and
	Grant	Threshold	Target	Maximum	Options	or Units	Option Awards	Option Awards
Name	Date	($)	($)	($)	(#)	(#)	($ / Sh)(2)	($ / Sh)(2)
John McDermott	5/12/2008	$60,000	$120,000	$120,000	500,000	—	$2.67	$2.67
	5/12/2008	—	—	—	—	500,000	$0.01	$2.67

Paul McCormick	—	$0	$122,500	$122,500	—	—	—	—

Robert J. Krist	2/12/2008	$0	$71,042	$71,042	60,000	—	$2.88	$2.88

Stefan G. Schreck	2/12/2008	$0	$71,042	$71,042	60,000	—	$2.88	$2.88

Janet Fauls	2/12/2008	$0	$55,500	$55,500	35,000	—	$2.88	$2.88

Joseph A. DeJohn	7/17/2008	$0	$45,500	$45,500	100,000	—	$2.16	$2.16
	7/17/2008	—	—	—	—	25,000	$0.01	$2.16

(1)	The amounts reported in this column represent the range of potential awards under the threshold, target, and maximum performance objectives established by the Compensation Committee in February 2008 or upon hire in the case of Messrs. McDermott and DeJohn and represents their prorated maximum.

(2)	Stock option awards are typically issued with a value equal to fair market value at time of issuance. Restricted stock awards are typically issued with an exercise price of $0.01.

Outstanding Equity Awards at 2008 Fiscal Year-End
          The following table summarizes outstanding equity awards held by our Named Executive Officers as of December 31, 2008.

	Option Awards				Stock Awards
								Equity
							Equity	Incentive
							Incentive	Plan
							Plan	Awards;
						Market	Awards;	Market or
	Number of	Number of			Number of	Value of	Number of	Payout Value
	Securities	Securities			Shares or	Shares or	Unearned	of Unearned
	Underlying	Underlying			Units of	Units of	Shares, Units	Shares, Units
	Unexercised	Unexercised	Option		Stock That	Stock That	or Other	or Other
	Options	Options	Exercise	Option	Have Not	Have Not	Rights That	Rights That
	(#)(1)	(#)(1)	Price	Expiration	Vested	Vested	Have Not	Have Not
Name	Exercisable	Unexercisable	($)	Date (2)	(#)(3)	($)(3)	Vested (#)	Vested (#)
John McDermott	0	500,000	$2.67	05/12/2018	500,000	1,335,000

Robert J. Krist	100,000	0	$5.55	8/18/2014
	17,508	1,592	$5.81	4/4/2015
	19,375	10,625	$3.40	5/23/2016
	14,646	22,354	$4.32	5/22/2017
	0	60,000	$2.88	2/12/2018
Stefan G. Schreck	50,000	0	$6.00	2/26/2014
	25,000	0	$4.70	6/17/2014
	42,533	3,867	$5.81	4/4/2015
	14,583	5,417	$7.12	1/17/2016
	19,375	10,625	$3.40	5/23/2016
	9,896	15,104	$4.32	5/22/2017
	0	60,000	$2.88	2/12/2018
Janet Fauls	11,563	3,437	$5.25	11/7/2015
	6,458	3,542	$3.40	5/23/2016
	3,167	4,833	$4.32	5/22/2017
	13,542	36,458	$2.87	11/16/2017
	0	35,000	$2.88	2/12/2018
Joseph A. DeJohn	0	100,000	$2.16	7/17/2018	25,000	54,000

(1)	Each option vests 25% upon the first anniversary of the grant date and then in equal monthly installments over the next three years. Options are fully vested upon the fourth anniversary of the grant date. In addition, the vesting of these options may fully accelerate upon a change in control pursuant to written agreements entered into with each of our Named Executive Officers.

(2)	Options expire ten years from the grant date.

(3)	Each restricted stock award vests after two years of continuous service and has an exercise price of $0.01 per share. The vesting of these restricted stock awards may fully accelerate upon a change in control pursuant to written agreements entered into with each of our Named Executive Officers.
Option Exercises and Stock Vested
          There were no option exercises or shares of restricted stock vested by any of our Named Executive Officers during the year ended December 31, 2008.
Severance and Change-in-Control Arrangements for Executive Officers
     We have entered into agreements with each of our Named Executive Officers which provide that if we terminate the executive officer’s employment without cause or he or she resigns for good reason, each executive officer, other than Mr. McDermott, is entitled to the following compensation: (i) the portion of his or her then current base salary which has accrued through the date of termination, (ii) any payments for unused vacation and reimbursement expenses, which are due, accrued or payable, (iii) a severance payment in an amount equal to six-months of the executive’s then current base salary, (iv) to the extent not already vested, all of executive’s options to purchase shares of our common stock and restricted stock will vest by an additional six months, (v) a prorated payment equal to the target bonus amount for which executive would be eligible for the year in which such termination or resignation occurred and (vi) continuation of certain insurance benefits for six months. With respect to Mr. McDermott, if we terminate his employment with us without cause or he resigns for good reason, he is entitled to the following compensation: (i) the portion of his then current base salary which has accrued through the date of termination, (ii) any payments for unused vacation and reimbursement expenses, which are due, accrued or payable, (iii) a severance payment in an amount equal to 12-months of his then current base salary, (iv) to the extent not already vested, all of his options to purchase shares of our common stock and restricted stock will fully vest and become immediately exercisable, (v) a prorated payment equal to the target bonus amount for which he would be eligible for the year in which such termination or resignation occurred and (vi) continuation of certain insurance benefits for 12 months.
     In the event the executive officer, including Mr. McDermott, is terminated or resigns for good reason, in connection with a change in control, the executive officer is entitled to the following compensation: (i) the portion of his or her then current base salary which has accrued through the date of termination, (ii) any payments for unused vacation and reimbursement expenses, which are due, accrued or payable, (iii) a severance payment in an amount equal to 12 months of the executive’s then current base salary, (iv) to the extent not already vested, all of executive’s options to purchase shares of our common stock and restricted stock will accelerate and automatically vest, (v) a prorated payment equal to the target bonus amount for which executive would be eligible for the year in which such termination or resignation occurred and (vi) continuation of certain insurance benefits for 12 months.
     On May 12, 2008, we entered into a Severance Agreement and General Release with Mr. McCormick, our former President and Chief Executive Officer, in connection with his resignation, pursuant to which he received (i) continued payments of his base salary for six months after the termination of his employment, (ii) continued health insurance coverage for six months after the termination of his employment and (iii) a pro-rated bonus equal to $46,297. In addition, Mr. McCormick’s outstanding options will continue to vest so long as he continues to serve on our Board of Directors.
Potential Payments Upon Termination or Change in Control
     The following table summarizes the amounts that would become payable to each of our Named Executive Officers, other than Mr. McCormick, pursuant to the change in control agreements described above.

		Before Change in	After Change in
		Control	Control
		Termination	Termination
		without Cause or for	without Cause or
Name	Benefit	Good Reason	for Good Reason

Robert J. Krist	Severance Pay (1)	$121,500	$243,000
	Bonus Pay (2)	$36,450	$72,900
	Stock option vesting	29,967	94,571
	acceleration (3)
	Continuation of	$2,629	$5,258
	Benefits(4)

Janet Fauls	Severance Pay (1)	$102,500	$205,000
	Bonus Pay (2)	$30,750	$61,500
	Stock option vesting	22,042	83,270
	acceleration (3)
	Continuation of	$8,275	$16,549
	Benefits (4)

Stefan G. Schreck	Severance Pay (1)	$121,500	$243,000
	Bonus Pay (2)	$36,450	$72,900
	Stock option vesting	33,242	95,013
	acceleration (3)
	Continuation of	$8,275	$16,549
	Benefits(4)

Joseph A. DeJohn	Severance Pay (1)	$130,000	$260,000
	Bonus Pay (2)	$45,500	$91,000
	Stock option vesting	—	125,000
	acceleration (3)
	Continuation of	$8,275	$16,549
	Benefits(4)

(1)	“Before Change in Control” the executive is entitled to his or her base salary for six months. “After Change in Control” the executive is entitled to his or her base salary for 12 months.

(2)	“Before Change in Control” six month potential bonus amount shown, assuming 100% target was met, but would be prorated equal to the target bonus amount for which he or she would be entitled for the year of termination. “After Change in Control” 12 month potential bonus amount shown, assuming 100% target was met, but would be prorated equal to the target bonus amount for which he or she would be entitled for the year of termination.

(3)	“Before Change in Control” shares represent all stock options that would have vested in the six months following December 31, 2008, as they will vest immediately. “After Change in Control” shares represents all stock options as of December 31, 2008, as they will all vest immediately.

(4)	“Before Change in Control” represents continuation of benefits through COBRA payments for six months. “After Change in Control” represents continuation of benefits through COBRA payments for 12 months.
     The following table summarizes the amounts that would become payable to Mr. McDermott, pursuant to the change in control agreement described above.

		Termination
		without Cause or for
Name	Benefit	Good Reason

John McDermott	Severance Pay (1)	$360,000
	Bonus Pay (2)	$180,000
	Stock option vesting acceleration (3)	1,000,000
	Continuation of Benefits(4)	$16,549

(1)	Mr. McDermott is entitled to his base salary for 12 months.

(2)	Represents 12 month potential bonus amount, assuming 100% target was met, but would be prorated equal to the target bonus amount for which he would be entitled for the year of termination.

(3)	Represents all stock options as of December 31, 2008, as they will all vest immediately.

(4)	Represents continuation of benefits through COBRA payments for 12 months.
COMPENSATION OF DIRECTORS
          Non-employee directors each receive a fee of $1,500 per quarter, $2,000 for each Board meeting attended in person and reimbursement for certain travel expenses and other out-of-pocket costs. Members of Board committees, other than the Audit Committee, each receive an additional fee of $500 for each committee meeting attended. Additionally, each member of the Audit Committee is entitled to a fee of $1,000 per meeting attended and the chairman of the Audit Committee is entitled to an additional quarterly retainer of $1,500. The chairman of the Compensation Committee is entitled to an additional quarterly retainer of $1,000. In addition, each individual who first becomes a non-employee Board member, whether elected by the stockholders or appointed by the Board, automatically will be granted, at the time of such initial election or appointment, an option to purchase 50,000 shares of common stock at the fair market value per share of common stock on the grant date, which vests in three equal annual installments.
          On the date of each annual meeting of stockholders, each individual who is to continue to serve as a non-employee Board member after the annual meeting will receive an additional option grant to purchase 40,000 shares of common stock, other than the Chairman of the Board who receives an option grant to purchase up to 50,000 shares of common stock, which vests upon the completion of one year of Board service.

Director Compensation Paid for the 2008 Fiscal Year
          The following table summarizes the compensation paid to each of our directors during the fiscal year ended December 31, 2008.

	Fees Earned or		All Other
	Paid in Cash	Option Awards	Compensation	Total
Name	($) (1)	($) (2)	($) (3)	($)

Franklin D. Brown	—	$96,187	$118,750	$214,937

Roderick de Greef	$23,000	$54,934	—	$77,934

Edward B. Diethrich	$9,500	$54,934	—	$64,434

Paul McCormick	$6,250	$122,728	—	$129,077

Jeffrey F. O’Donnell	$12,500	$54,934	—	$67,434

Gregory D. Waller	$25,000	$54,934	—	$79,934

(1)	Represents the proportionate amount of the total fair value of option awards recognized by us as an expense for financial accounting purposes. The fair values of these awards and the amounts expensed were determined in accordance with FAS 123R. The awards for which expense is shown in this table include the awards made in the applicable year as well as awards granted in previous years for which we continued to recognize expense in such year. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The assumptions used to calculate the FAS 123R fair value of option awards are disclosed in Note 10 to our consolidated financial statements in included in our Annual Report on Form 10-K for the year ended December 31, 2008. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the director.

(2)	Represents amounts that we recognized as compensation expense in our financial statements for 2008 as determined under FAS 123R, excluding the effect of the forfeiture estimate. The amounts are the expense for options granted in 2008 and prior years.

(3)	Represents compensation for Mr. Brown providing consulting services during 2008.
          The following table sets forth the number of shares underlying outstanding stock options (vested and unvested) held by each of our directors as of the end of the 2008 fiscal year. Our directors did not hold any unvested shares of restricted stock as of the end of the 2008 fiscal year.

Shares underlying
options at fiscal
Director	year end

Franklin D. Brown	292,500

Roderick de Greef	145,000

Edward B. Diethrich	120,000

Paul McCormick	540,000

Jeffrey F. O’Donnell	145,417

Gregory D. Waller	145,000

Compensation Committee Report
          The Compensation Committee of the Board has reviewed and discussed with management the information provided under the heading “Compensation Discussion and Analysis” in this proxy statement required by Item 402(b) or Regulation S-K. Based on such review and discussions, the Compensation Committee recommended to the Board that this Compensation Discussion and Analysis be included in this proxy statement.
The Compensation Committee
Roderick de Greef
Edward B. Diethrich, M.D.
Jeffrey O’Donnell
The material in this report is not “soliciting material” and is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Endologix under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PROPOSAL TWO
AMENDMENT TO THE 2006 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE TOTAL
NUMBER OF SHARES PURCHASABLE THEREUNDER FROM 558,734 SHARES TO 2,058,734 SHARES
          The Board of Directors adopted and our stockholders originally approved the 2006 Employee Stock Purchase Plan, or the 2006 Purchase Plan, in May 2006. The primary purposes of the 2006 Purchase Plan are to provide to employees an incentive to join and remain in the service of our company, to promote employee morale and to encourage employee ownership of our common stock by permitting them to purchase shares at a discount through payroll deductions. The 2006 Purchase Plan is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code. At the time of its adoption, the 2006 Purchase Plan authorized the sale of up to 308,734 shares of common stock. The 2006 Purchase Plan was amended by the Board of Directors on April 9, 2008 to increase the number of shares of common stock purchasable thereunder to 558,734 shares, and such amendment was subsequently approved by our stockholders. On December 11, 2008, the Board of Directors, subject to stockholder approval, amended the 2006 Purchase Plan to increase the authorized number of shares of common stock purchasable thereunder by 1,500,000 shares and to reserve the additional shares for purchase under the 2006 Purchase Plan, bringing the total number of shares of common stock subject to the 2006 Purchase Plan to 2,058,734. A copy of the 2006 Purchase Plan is included in this proxy statement as Appendix A.
INTEREST OF CERTAIN PERSONS IN OR OPPOSITION TO MATTER TO BE ACTED UPON
          Our officers are eligible to participate in the 2006 Purchase Plan, and have a substantial direct interest in the approval of the 2006 Purchase Plan.
DESCRIPTION OF THE 2006 EMPLOYEE STOCK PURCHASE PLAN
          The principal features of the 2006 Purchase Plan are summarized below, but the summary is qualified in its entirety by reference to the 2006 Purchase Plan itself. Copies of the 2006 Purchase Plan can be obtained by writing to the Secretary, Endologix, Inc., 11 Studebaker, Irvine, California 92618.
          Administration. The 2006 Purchase Plan may be administered by either the Board of Directors or a committee appointed by the Board. The Board has delegated administration of the 2006 Purchase Plan to the Compensation Committee, which is comprised of three non-employee directors, who are not eligible to participate in the 2006 Purchase Plan. Subject to the provisions of the 2006 Purchase Plan, the Compensation Committee has full authority to implement, administer and make all determinations necessary under the 2006 Purchase Plan.
          Eligibility. Every employee who customarily works more than 20 hours per week for more than 5 months per calendar year will be eligible to participate in offerings made under the 2006 Purchase Plan. An employee may not participate in an offering under the 2006 Purchase Plan if immediately after the purchase the employee would own shares or options to purchase shares of stock possessing 5% or more of the total combined voting power or value of all of our classes of stock. As of April 30, 2009, approximately 200 persons were eligible to participate in the 2006 Purchase Plan.
          Purchase of Shares. Shares of common stock are generally offered for purchase through a series of 6 month offering periods. The initial offering period started on the first business day in August 2006 and terminated on December 29, 2006, with subsequent offering periods commencing on 6 month intervals thereafter beginning on January 1, 2007.
          Eligible employees who elect to participate in an offering period purchase shares of common stock through regular payroll deductions in an amount designated by the employee not to exceed 10% of such employee’s compensation. For this purpose, “compensation” means the amount indicated on the Form W-2 issued to the employee by us, including any election deferrals with respect to a plan of the company qualified under either Section 125 or Section 401(a) of the Internal Revenue Code. Shares of common stock are purchased automatically on the purchase date for each offering period, which is the last day of each offering period, at a price equal to 85% of the fair market value of the shares on the first business day of the offering period or 85% of the fair market value of the shares as of the purchase date, whichever is lower. A participant may withdraw from an offering at any time prior to the purchase date and receive a refund of his payroll deductions, without interest. A participant’s rights in the 2006

Purchase Plan are nontransferable. As an employee benefit plan that satisfies the coverage and participation requirements of Sections 423(b)(3) and 423(b)(5) of the Internal Revenue Code, an affiliate’s transactions under the 2006 Purchase Plan are exempt from liability under Section 16(b) of the Exchange Act, as set forth in Rule 16b-3 promulgated thereunder.
          No employee may purchase any stock under the 2006 Purchase Plan if immediately after the purchase (1) the employee would own shares or hold outstanding options to purchase shares under the 2006 Purchase Plan, together with all of our other plans, possessing 5% or more of the total combined voting power of all of our classes of shares, or (2) the purchase would permit the employee’s right to purchase shares under all of our employee stock purchase plans to accrue at a rate which exceeds $25,000, based on the fair market value of such shares determined as of the grant date, for any calendar year in which the right is outstanding at any time.
          Amendment and Termination. The Board of Directors may at any time amend, suspend or terminate the 2006 Purchase Plan; provided that any amendment that would (1) materially increase the aggregate number of shares authorized for sale under the 2006 Purchase Plan (except pursuant to adjustments provided for in the 2006 Purchase Plan), (2) alter the purchase price formula so as to reduce the purchase price payable for the shares of common stock purchasable under the 2006 Purchase Plan, or (3) materially increase the benefits which accrue to participants under the 2006 Purchase Plan or materially modify the requirements for eligibility to participate in the 2006 Purchase Plan, are not effective unless approved by the stockholders within 12 months of the adoption of such amendment by the Board of Directors. Unless previously terminated by the Board of Directors, the 2006 Purchase Plan will terminate on the last business day of June 2016, or when all shares authorized for sale thereunder have been sold, whichever is earlier.
NEW PLAN BENEFITS
          Future participation by our executive officers and employees is discretionary. Therefore, at this time the benefits that may be received by our executive officers and other employees cannot be determined.
REQUIRED VOTE AND RECOMMENDATION OF BOARD OF DIRECTORS
          Approval of the amendment to the 2006 Purchase Plan will require the affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote. Proxies solicited by management for which no specific direction is included will be voted “for” the amendment to the 2006 Purchase Plan to add 1,500,000 shares of common stock to the pool of shares reserved for issuance thereunder.
     THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE 2006 PURCHASE PLAN TO INCREASE THE NUMBER OF SHARES AVAILABLE FOR PURCHASE THEREUNDER BY 1,500,000.

Securities Authorized for Issuance under Equity Compensation Plans
     The following table set forth certain information regarding outstanding options, rights and shares reserved for future issuance under our existing equity compensation plans as of December 31, 2008:

	Number of securities to be		Number of
	issued upon		securities
	exercise of		remaining available
	outstanding options	Weighted average	for future issuance
	as of December 31,	exercise price of	as of December 31,
	2008	outstanding options	2008
Plan category	(a)	(b)	(c)
Equity compensation plans approved by security holders:
2006 Employee Stock Purchase Plan	—	—	20,662
2006 Stock Incentive Plan	4,137,992	$2.78	1,676,502
1996 Stock Option/ Stock Issuance Plan	1,352,769	$5.06	—
Equity compensation plans not approved by security holders:
1997 Supplemental Stock Option Plan	19,500	$3.92	—
Total	5,510,261	$3.34	1,697,164
1997 Supplemental Stock Option Plan.
          This stock option plan is used to provide compensation to non-employees, typically as part of a consulting services arrangement. The plan authorizes the issuance of non-qualified stock options only. We account for non-employee stock-based awards, in which goods or services are the consideration received for the stock options issued, in accordance with the provisions of SFAS No.123 and related interpretations.

PROPOSAL THREE
     APPROVAL OF AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK THEREUNDER FROM 60,000,000 TO 75,000,000 AND TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF OUR CAPITAL STOCK THEREUNDER FROM 65,000,000 TO 80,000,000
General
          Our amended and restated certificate of incorporation, as amended, currently authorizes the issuance of 60,000,000 shares of common stock and 5,000,000 shares of preferred stock. The Board of Directors unanimously adopted a resolution approving, and declaring advisable, subject to stockholder approval, an amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of our common stock from 60,000,000 to 75,000,000 and to increase the number of authorized shares of our capital stock from 65,000,000 to 80,000,000. No change to the authorized number of shares of preferred stock is being proposed.
          An increase in the number of authorized shares of common stock is necessary to enable us to have a sufficient number of authorized and unissued shares of common stock for corporate opportunities, such as additional stock offerings, acquisitions, stock dividends and compensation plans. If our stockholders approve this proposal, the first four sentences of the first paragraph of Article IV of our amended and restated certificate of incorporation would be amended to read in their entirety as follows:
“This corporation is authorized to issue two classes of stock, to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares that this corporation is authorized to issue is eighty million (80,000,000). The number of shares of Preferred Stock authorized to be issued is five million (5,000,000), par value $0.001 per share. The number of shares of Common Stock authorized to be issued is seventy-five million (75,000,000), par value $0.001 per share.”
Reasons for the Increase in the Number of Authorized Shares of Common Stock
          Our reserve of authorized but unissued shares of common stock has been depleted as a result of financing activities through the sale of common stock and the granting of stock options under our equity compensation plans. As of April 24, 2009, we were authorized to issue 60,000,000 shares of common stock and had 43,895,449 shares of common stock outstanding and a total of 9,494,626 shares of common stock reserved for issuance under our equity compensation plans.
Effect of Amendment to Amended and Restated Certificate of Incorporation
          To provide a sufficient number of authorized and unissued shares of common stock for corporate opportunities, such as additional stock offerings, acquisitions, stock dividends and compensation plans, our Board of Directors approved an increase in the number of authorized shares of common stock under our amended and restated certificate of incorporation, as amended, from 60,000,000 to 75,000,000. However, other than the shares of common stock reserved for issuance under our equity compensation plans, we currently have no specific commitments or agreements to issue any shares of common stock pursuant to any stock offerings, acquisitions, stock dividends or compensation plans. However, the availability of additional shares for issuance, without the delay and expense of obtaining stockholder approval at a special meeting, will restore our flexibility to issue common stock to a level that our Board of Directors believes is advisable. Also, while it is not the intent of this proposal, in addition to general corporate purposes, the share increase can be used to make a change in control of our company more difficult. See the section of this proxy statement titled “Potential Anti-Takeover Effect of Authorized Securities” below for a more detailed discussion.
          The additional shares of common stock authorized for issuance are identical to the shares of common stock authorized prior to approval of this proposal. Holders of common stock do not have preemptive rights to subscribe to additional securities that we may issue, which means that current stockholders do not have a prior right to purchase any new issue of our capital stock to maintain their proportionate ownership interest.

          If approved by the stockholders, the proposed amendment will become effective upon the filing of a certificate of amendment with the Secretary of State of the State of Delaware, which filing will be made as soon as reasonably practicable after stockholder approval. If approved by the stockholders, the increased number of authorized shares of common stock will be available for issuance from time to time for such purposes and consideration as the Board of Directors may approve, and no further vote of our stockholders will be required, except as provided under Delaware law or under applicable NASDAQ Listing Rules. The availability of additional shares for issuance, without the delay and expense of obtaining stockholder approval at a special meeting, will restore our flexibility to issue common stock to a level that the Board of Directors believes is advisable.
Potential Anti-Takeover Effect of Authorized Securities
          The increase in the authorized shares of common stock may facilitate certain anti-takeover devices that may be advantageous to management if management attempts to prevent or delay a change of control. The Board of Directors could create impediments to a takeover or transfer of control of our company by causing such additional authorized shares to be issued to a holder or holders who might side with the Board of Directors in opposing a takeover bid. For example, the Board of Directors could issue shares of common stock to a holder that would thereby have sufficient voting power to assure that certain types of proposals would not receive the requisite stockholder vote, including any proposal to remove directors, to accomplish certain business combinations opposed by the Board of Directors, or to alter, amend or repeal provisions in our amended and restated certificate of incorporation or amended and restated bylaws relating to any such action. Furthermore, the existence of such shares might have the effect of discouraging any attempt by a person or entity, through the acquisition of a substantial number of shares of common stock, to acquire control of our company, since the issuance of such shares could dilute the common stock ownership of such person or entity. Employing such devices may adversely impact stockholders who desire a change in management or who desire to participate in a tender offer or other sale transaction involving us. By use of such anti-takeover devices, the Board of Directors may thwart a merger or tender offer even though stockholders might be offered a substantial premium over the then current market price of our common stock. At the present time, we are not aware of any contemplated mergers, tender offers or other plans by a third party to attempt to effect a change in control of our company, and the proposal to amend our amended and restated certificate of incorporation was not made in response to any such attempt.
          Our amended and restated certificate of incorporation authorizes the issuance of 5,000,000 shares of preferred stock. The Board of Directors, without further action by our stockholders, has the authority to issue the preferred stock from time to time in one or more series and to fix the number of shares and the relative conversion rights, voting rights, rights and terms of redemption, liquidation preferences and any other preferences, special rights and qualifications of any such series. Any issuance of preferred stock with voting rights could, under certain circumstances, have the effect of delaying or preventing a change in control of our company by increasing the number of outstanding shares entitled to vote and increasing the number of votes required to approve a change in control.
          While it may be deemed to have potential anti-takeover effects, the amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of our common stock was not prompted by any specific effort or takeover threat currently perceived by the Board of Directors.
Board of Directors’ Reservation of Rights
          The Board of Directors retains the authority to take or to authorize discretionary actions as may be appropriate to carry out the purposes and intentions of this proposal, including without limitation editorial modifications or any other change to the amendment to our amended and restated certificate of incorporation which the Board of Directors may adopt without stockholder vote in accordance with the Delaware General Corporation Law.
Required Vote and Recommendation of Board of Directors
          Approval of the amendment to our amended and restated certificate of incorporation to increase the number of authorized shares of our common stock thereunder from 60,000,000 to 75,000,000 and to increase the total number of authorized shares of our capital stock thereunder from 65,000,000 to 80,000,000 will require the affirmative vote of a majority of the shares of common stock outstanding as of the Record Date.

          THE BOARD RECOMMENDS A VOTE “FOR” APPROVAL OF THE AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK THEREUNDER FROM 60,000,000 TO 75,000,000 AND TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF OUR CAPITAL STOCK THEREUNDER FROM 65,000,000 TO 80,000,000.

PROPOSAL FOUR
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          The Audit Committee of the Board of Directors has selected PricewaterhouseCoopers LLP to continue as our independent registered public accounting firm for the fiscal year ending December 31, 2009. We are asking the stockholders to ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2009 and to perform other appropriate services. PricewaterhouseCoopers LLP audited our financial statements for the fiscal year ended December 31, 2008. A representative of PricewaterhouseCoopers LLP is expected to be present at the Annual Meeting to respond to stockholders’ questions, and that representative will be given an opportunity to make a brief presentation to the stockholders if he or she so desires and will be available to respond to appropriate questions. We have been advised by PricewaterhouseCoopers LLP that neither that firm nor any of its associates has any material relationship with us or any of our affiliates.
Pre-Approval Policy for Non-Audit Services
          The Audit Committee reviews and pre-approves all non-audit services to be performed by our independent registered public accounting firm, PricewaterhouseCoopers LLP, subject to certain de minimis exceptions. Such pre-approval is on a project by project basis. During 2008, PricewaterhouseCoopers LLP did not provide us with any non-audit services.
Audit Fees
          The following table sets forth the aggregate fees billed to us by PricewaterhouseCoopers LLP for the fiscal years ended December 31, 2007 and December 31, 2008:

	December 31,	December 31,
	2007	2008
Audit Fees (1)	$500,410	$488,000
Audit-Related Fees
Tax Fees
All Other Fees	—	—

Total	$500,410	$488,000

(1)	Includes fees for professional services rendered for the audit of our annual financial statements, the audit of management’s assessment of internal control over financial reporting and the effectiveness of internal control, reviews of the financial statements included in quarterly reports on Form 10-Q and services that are normally provided by our independent registered public accounting firm in connection with our statutory and regulatory filings.
Recommendation of the Board of Directors
          THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.
Report of the Audit Committee of the Board of Directors
          Management is responsible for the company’s internal control over financial reporting and for the preparation of the consolidated financial statements in accordance with generally accepted accounting principles. The company’s independent registered public accounting firm is responsible for performing an independent audit of the company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) and to issue a report on the company’s financial statements and of its internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes.
          The Audit Committee has reviewed and discussed the audited financial statements with management. The Audit Committee has discussed with the independent registered public accounting firm the matters as required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence.
          Based upon the review and discussions described in this report, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 filed with the Securities and Exchange Commission.

Members of the Audit Committee

Gregory D. Waller
Jeffrey O’Donnell
Roderick de Greef
The material in this report is not “soliciting material” and is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of Endologix under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

DEADLINE FOR RECEIPT OF
STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING
          If we hold our 2010 annual meeting of stockholders on or about the same time as this year’s Annual Meeting, then any stockholder desiring to submit a proposal for action at the 2010 annual meeting of stockholders should arrange for such proposal to be delivered to us at our principal place of business no later than January 12, 2010, in order to be considered for inclusion in our proxy statement relating to that meeting. However, if we hold our 2010 annual meeting of stockholders on a date that is more than 30 days earlier or later than this year’s Annual Meeting, then a stockholder proposal must be received by us at our principal place of business in a reasonable amount of time prior to when we begin to print and mail our proxy materials. Matters pertaining to such proposals, including the number and length thereof, the eligibility of persons entitled to have such proposals included and other aspects are regulated by the Exchange Act, rules and regulations of the SEC and other laws and regulations.
          SEC rules also establish a different deadline, the discretionary vote deadline, for submission of stockholder proposals that are not intended to be included in our proxy statement with respect to discretionary voting. The discretionary vote deadline for the 2010 annual meeting of stockholders is March 28, 2010 (which is at least 45 calendar days prior to the anniversary of the mailing date of this proxy statement). If a stockholder gives notice of such a proposal after the discretionary vote deadline, our proxy holders will be allowed to use their discretionary voting authority to vote against the stockholder proposal when and if the proposal is raised at our 2010 annual meeting of stockholders.
          We were not notified of any stockholder proposals to be addressed at the Annual Meeting. Because we were not provided notice of any stockholder proposal to be included in the proxy statement within a reasonable time before mailing, we will be allowed to use our voting authority if any stockholder proposals are raised at the meeting.
OTHER BUSINESS
          The Board of Directors is not aware of any other matter which may be presented for action at the Annual Meeting. Should any other matter requiring a vote of the stockholders arise, it is intended that the proxy holders will vote on such matters in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS John McDermott President and Chief Executive Officer

Appendix A
ENDOLOGIX, INC.
2006 EMPLOYEE STOCK PURCHASE PLAN
(AS AMENDED, SUBJECT TO STOCKHOLDER APPROVAL, BY RESOLUTION ADOPTED
BY THE BOARD OF DIRECTORS ON DECEMBER 11, 2008)
I. PURPOSE OF THE PLAN
     This 2006 Employee Stock Purchase Plan is intended to promote the interests of Endologix, Inc. by providing eligible employees with the opportunity to acquire a proprietary interest in the Corporation through participation in a payroll-deduction based employee stock purchase plan designed to qualify under Section 423 of the Code.
     Capitalized terms herein shall have the meanings assigned to such terms in the attached Appendix.
II. ADMINISTRATION OF THE PLAN
     The Plan Administrator shall have full authority to interpret and construe any provision of the Plan and to adopt such rules and regulations for administering the Plan as it may deem necessary in order to comply with the requirements of Code Section 423. Decisions of the Plan Administrator shall be final and binding on all parties having an interest in the Plan.
III. STOCK SUBJECT TO PLAN
     A. The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares of Common Stock purchased on the open market. The maximum number of shares of Common Stock which may be issued over the term of the Plan shall not exceed 2,058,734.
     B. Should any change be made to the Common Stock by reason of any stock split, stock dividend, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Corporation’s receipt of consideration, appropriate adjustments shall be made to (i) the maximum number and class of securities issuable under the Plan, and (ii) the number and class of securities and the price per share in effect under each outstanding purchase right in order to prevent the dilution or enlargement of benefits thereunder.
IV. OFFERING PERIODS
     A. Shares of Common Stock shall be offered for purchase under the Plan through a series of successive Offering Periods until such time as (i) the maximum number of shares of Common Stock available for issuance under the Plan shall have been purchased or (ii) the Plan shall have been sooner terminated.
     B. The Initial Offering Period shall commence on the first business day in August 2006 and terminate on the last business day in December 2006. Each Offering Period thereafter shall be a six-month period from January 1 through June 30 and from July 1 through December 31.

     C. The Purchase Date shall be the last day of each Offering Period. The initial Purchase Date shall be the last business day in December 2006.
V. ELIGIBILITY
     Commencing August 1, 2006:
     A. Each individual who is an Eligible Employee on the start date of any Offering Period under the Plan may enter that Offering Period on such start date, provided he or she remains an Eligible Employee.
     B. Each individual who first becomes an Eligible Employee after the start date of an Offering Period may enter on the start date of the Offering Period that commences immediately after the date such individual first became an Eligible Employee, provided he or she remains an Eligible Employee.
     C. To participate in the Plan for a particular Offering Period, the Eligible Employee must complete the enrollment forms prescribed by the Plan Administrator (including a stock purchase agreement and a payroll deduction authorization) and file such forms with the Plan Administrator (or its designate) on or before the start date of such Offering Period.
VI. PAYROLL DEDUCTIONS
     A. The payroll deduction authorized by the Participant for purposes of acquiring shares of Common Stock during an Offering Period may be any multiple of one percent (1%) of the Compensation paid to the Participant during each Offering Period within that Offering Period, up to a maximum of ten percent (10%). The deduction rate so authorized shall continue in effect throughout the Offering Period, except to the extent such rate is changed in accordance with the following guidelines:
          1. The Participant may, at any time during the Offering Period, reduce his or her rate of payroll deduction to become effective as soon as possible after filing the appropriate form with the Plan Administrator. The Participant may not, however, effect more than one (1) such reduction per Offering Period.
          2. The Participant may, at any time during any Offering Period, increase the rate of his or her payroll deduction by filing the appropriate form with the Plan Administrator. The new rate (which may not exceed the ten percent (10%) maximum) shall become effective on the start date of the first Offering Period following the filing of such form.
     B. Payroll deductions shall begin on the first pay day following the start date of the Offering Period with respect to which an Eligible Employee elects to participate and shall (unless sooner terminated by the Participant) continue through the pay day ending with or immediately prior to the last day of that Offering Period. The amounts so collected shall be credited to the Participant’s book account under the Plan, but no interest shall be paid on the balance from time to time outstanding in such account. The amounts collected from the Participant shall not be held in any segregated account or trust fund and may be commingled with the general assets of the Corporation and used for general corporate purposes.

     C. Payroll deductions shall automatically cease upon the termination of the Participant’s purchase right in accordance with the provisions of the Plan.
     D. The Participant’s acquisition of Common Stock under the Plan on any Purchase Date shall neither limit nor require the Participant’s acquisition of Common Stock on any subsequent Purchase Date, whether within the same or a different Offering Period.
VII. PURCHASE RIGHTS
     A. Grant of Purchase Right; Grant Date. A Participant shall be granted a separate purchase right for each Offering Period in which he or she participates. The purchase right shall be granted on the Grant Date and shall provide the Participant with the right to purchase shares of Common Stock, in a series of successive installments over the remainder of such Offering Period, upon the terms set forth below. The Participant shall execute a stock purchase agreement embodying such terms and such other provisions (not inconsistent with the Plan) as the Plan Administrator may deem advisable.
     Under no circumstances shall purchase rights be granted under the Plan to any Eligible Employee if such individual would, immediately after the grant, own (within the meaning of Code Section 424(d)) or hold outstanding options or other rights to purchase, stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Corporation or any Corporate Affiliate.
     B. Exercise of the Purchase Right. Each purchase right shall be automatically exercised on each Purchase Date, and shares of Common Stock shall accordingly be purchased on behalf of each Participant (other than Participants whose payroll deductions have previously been refunded pursuant to the Termination of Purchase Right provisions below) on each such Purchase Date. The purchase shall be effected by applying the Participant’s payroll deductions for the Offering Period ending on such Purchase Date to the purchase of whole shares of Common Stock at the purchase price in effect for the Participant for that Purchase Date.
     C. Purchase Price. The purchase price per share at which Common Stock will be purchased on the Participant’s behalf on each Purchase Date shall not be less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Grant Date with respect to that Offering Period or (ii) the Fair Market Value per share of Common Stock on that Purchase Date.
     D. Number of Purchasable Shares. The number of shares of Common Stock purchasable by a Participant on each Purchase Date shall be the number of whole shares obtained by dividing the amount collected from the Participant through payroll deductions during the Offering Period ending with that Purchase Date by the purchase price in effect for the Participant for that Purchase Date.
     E. Excess Payroll Deductions. Any payroll deductions not applied to the purchase of shares of Common Stock on any Purchase Date because they are not sufficient to purchase a whole share of Common Stock shall be held for the purchase of Common Stock on the next Purchase Date. However, any payroll deductions not applied to the purchase of Common Stock by reason of the limitation on the maximum number of shares purchasable by the Participant on the Purchase Date shall be promptly refunded.

     F. Termination of Purchase Right. The following provisions shall govern the termination of outstanding purchase rights:
          1. A Participant may, at any time prior to the next scheduled Purchase Date, terminate his or her outstanding purchase right by filing the appropriate form with the Plan Administrator (or its designate), and no further payroll deductions shall be collected from the Participant with respect to the terminated purchase right. Any payroll deductions collected during the Offering Period in which such termination occurs shall, at the Participant’s election, be immediately refunded or held for the purchase of shares on the next Purchase Date. If no such election is made at the time such purchase right is terminated, then the payroll deductions collected with respect to the terminated right shall be refunded as soon as possible.
          2. The termination of such purchase right shall be irrevocable, and the Participant may not subsequently rejoin the Offering Period for which the terminated purchase right was granted. In order to resume participation in any subsequent Offering Period, such individual must re-enroll in the Plan (by making a timely filing of the prescribed enrollment forms) on or before the start date of such Offering Period.
          3. Should the Participant cease to remain an Eligible Employee for any reason (including death, disability or change in status) while his or her purchase right remains outstanding, then that purchase right shall immediately terminate, and all of the Participant’s payroll deductions for the Offering Period in which the purchase right so terminates shall be immediately refunded. However, should the Participant cease to remain in active service by reason of an approved unpaid leave of absence, then the Participant shall have the right, exercisable up until the last business day of the Offering Period in which such leave commences, to (a) withdraw all the payroll deductions collected to date on his or her behalf for that Offering Period or (b) have such funds held for the purchase of shares on his or her behalf on the next scheduled Purchase Date. In no event, however, shall any further payroll deductions be collected on the Participant’s behalf during such leave. Upon the Participant’s return to active service, his or her payroll deductions under the Plan shall automatically resume at the rate in effect at the time the leave began, unless the Participant withdraws from the Plan prior to his or her return.
     G. Corporate Transaction. Each outstanding purchase right shall automatically be exercised, immediately prior to the effective date of any Corporate Transaction, by applying the payroll deductions of each Participant for the Offering Period in which such Corporate Transaction occurs to the purchase of whole shares of Common Stock at a purchase price per share not less than eighty-five percent (85%) of the lower of (i) the Fair Market Value per share of Common Stock on the Grant Date of the Offering Period in which such Corporate Transaction occurs or (ii) the Fair Market Value per share of Common Stock immediately prior to the effective date of such Corporate Transaction.
     The Corporation shall use its best efforts to provide at least ten (10) days prior written notice of the occurrence of any Corporate Transaction, and Participants shall, following the receipt of such notice, have the right to terminate their outstanding purchase rights prior to the effective date of the Corporate Transaction.
     H. Proration of Purchase Rights. Should the total number of shares of Common Stock to be purchased pursuant to outstanding purchase rights on any particular date exceed the number of shares then available for issuance under the Plan, the Plan Administrator shall make a pro-rata allocation of the available shares on a uniform and nondiscriminatory basis, and the payroll deductions of each Participant, to the extent in excess of the aggregate purchase price payable for the Common Stock pro-rated to such individual, shall be refunded.
     I. Assignability. The purchase right shall be exercisable only by the Participant and shall not be assignable or transferable by the Participant.
     J. Stockholder Rights. A Participant shall have no stockholder rights with respect to the shares subject to his or her outstanding purchase right until the shares are purchased on the Participant’s behalf in accordance with the provisions of the Plan and the Participant has become a holder of record of the purchased shares.
VIII. ACCRUAL LIMITATIONS
     A. No Participant shall be entitled to accrue rights to acquire Common Stock pursuant to any purchase right outstanding under this Plan if and to the extent such accrual, when aggregated with (i) rights to purchase Common Stock accrued under any other purchase right granted under this Plan and (ii) similar rights accrued under other employee stock purchase plans (within the meaning of Code Section 423) of the Corporation or any Corporate Affiliate, would otherwise permit such Participant to purchase more than Twenty-Five Thousand Dollars ($25,000) worth of stock of the Corporation or any Corporate Affiliate (determined on the basis of the Fair Market Value per share on the Grant Date) for each calendar year such rights are at any time outstanding.
     B. For purposes of applying such accrual limitations to the purchase rights granted under the Plan, the following provisions shall be in effect:
          1. The right to acquire Common Stock under each outstanding purchase right shall accrue in a series of installments on each successive Purchase Date during the Offering Period on which such right remains outstanding.
          2. No right to acquire Common Stock under any outstanding purchase right shall accrue to the extent the Participant has already accrued in the same calendar year the right to acquire Common Stock under one (1) or more other purchase rights at a rate equal to Twenty-Five Thousand Dollars ($25,000) worth of Common Stock (determined on the basis of the Fair Market Value per share on the Grant Date) for each calendar year such rights were at any time outstanding.
     C. If by reason of such accrual limitations, any purchase right of a Participant does not accrue for a particular Offering Period, then the payroll deductions which the Participant made during that Offering Period with respect to such purchase right shall be promptly refunded.
     D. In the event there is any conflict between the provisions of this Article and one or more provisions of the Plan or any instrument issued thereunder, the provisions of this Article shall be controlling.
IX. EFFECTIVE DATE AND TERM OF THE PLAN
     A. The Plan was adopted by the Board on March 31, 2006, provided no purchase rights granted under the Plan shall be exercised, and no shares of Common Stock shall be issued hereunder, until (i) the Plan shall have been approved by the stockholders of the Corporation and (ii) the Corporation shall have complied with all applicable requirements of the 1933 Act (including the registration of the shares of Common Stock issuable under the Plan on a Form S-8 registration statement filed with the Securities and Exchange Commission), all applicable listing requirements of any stock exchange (or the Nasdaq National Market, if applicable) on which the Common Stock is listed for trading and all other applicable requirements established by law or regulation. In the event such stockholder approval is not obtained, or such compliance is not effected, within twelve (12) months after the date on which the Plan is adopted by the Board, the Plan shall terminate and have no further force or effect, and all sums collected from Participants during the initial Offering Period hereunder shall be refunded.
     B. Unless sooner terminated by the Board, the Plan shall terminate upon the earliest of (i) the last business day in June 2016, (ii) the date on which all shares available for issuance under the Plan shall have been sold pursuant to purchase rights exercised under the Plan or (iii) the date on which all purchase rights are exercised in connection with a Corporate Transaction. No further purchase rights shall be granted or exercised, and no further payroll deductions shall be collected, under the PIan following such termination.
X. AMENDMENT OF THE PLAN
     The Board may alter, amend, suspend or discontinue the Plan at any time to become effective immediately following the close of any Offering Period. However, the Board may not, without the approval of the Corporation’s stockholders, (i) materially increase the number of shares of Common Stock issuable under the Plan or the maximum number of shares purchasable per Participant on any one Purchase Date, except for permissible adjustments in the event of certain changes in the Corporation’s capitalization, (ii) alter the purchase price formula so as to reduce the purchase price payable for the shares of Common Stock purchasable under the Plan or (iii) materially increase the benefits accruing to Participants under the Plan or materially modify the requirements for eligibility to participate in the Plan.
XI. GENERAL PROVISIONS
     A. All costs and expenses incurred in the administration of the Plan shall be paid by the Corporation.
     B. Nothing in the Plan shall confer upon the Participant any right to continue in the employ of the Corporation or any Corporate Affiliate for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Corporate Affiliate employing such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s employment at any time for any reason, with or without cause.
     C. The provisions of the Plan shall be governed by the laws of the State of California without resort to that states conflict-of-laws rules.

APPENDIX
     The following definitions shall be in effect under the Plan:
     A. Board shall mean the Corporation’s Board of Directors.
     B. Code shall mean the Internal Revenue Code of 1986, as amended.
     C. Common Stock shall mean the Corporation’s common stock.
     D. Compensation shall mean the total amount required to be reported on a Form W-2, including any elective deferrals or other payroll deductions with respect to a plan of the Company qualified under either Section 125 or Section 401(a) of the Code, issued to an employee by the Company.
     E. Corporate Affiliate shall mean any parent or subsidiary corporation of the Corporation (as determined in accordance with Code Section 424), whether now existing or subsequently established.
     F. Corporate Transaction shall mean either of the following stockholder-approved transactions to which the Corporation is a party:
          1. a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Corporation’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction, or
          2. the sale, transfer or other disposition of all or substantially all of the assets of the Corporation in complete liquidation or dissolution of the Corporation.
     G. Corporation shall mean Endologix, Inc., a Delaware corporation.
     H. Eligible Employee shall mean any person who is employed by the Corporation on a basis under which he or she is regularly expected to render more than twenty (20) hours of service per week for more than five (5) months per calendar year for earnings considered wages under Code Section 3401(a).
     I. Fair Market Value per share of Common Stock on any relevant date shall be determined in accordance with the following provisions:
          1. If the Common Stock is then listed or admitted to trading on the Nasdaq National Market System or a Stock Exchange which reports closing sale prices, the Fair Market Value shall be the closing sale price on the date of valuation on the Nasdaq National Market System or principal Stock Exchange on which the Common Stock is then listed or admitted to trading, or, if no closing sale price is quoted or no sale takes place on such day, then the Fair Market Value shall be the closing sale price of the Common Stock on the Nasdaq National Market System or such Stock Exchange on the next preceding day on which a sale occurred.
          2. If the Common Stock is not then listed or admitted to trading on the Nasdaq National Market System or a Stock Exchange which reports closing sale prices, the Fair Market

Value shall be the average of the closing bid and asked prices of the Common Stock in the over-the-counter market on the date of valuation.
          3. If neither (a) nor (b) is applicable as of the date of valuation, then the Fair Market Value shall be determined by the Administrator in good faith using any reasonable method of valuation, which determination shall be conclusive and binding on all interested parties
     J. Grant Date shall mean the start date of each Offering Period. The initial Grant Date shall be the first business day in August 2006.
     K. Initial Offering Period shall mean the five-month period from August 1, 2006 through December 31, 2006.
     L. 1933 Act shall mean the Securities Act of 1933, as amended.
     M. Offering Period shall mean a six-month period from January 1 through June 30 and from July 1 through December 31.
     N. Participant shall mean any Eligible Employee of the Corporation who is actively participating in the Plan.
     O. Plan shall mean the Corporation’s 2006 Employee Stock Purchase Plan, as set forth in this document.
     P. Plan Administrator shall mean the Board of Directors or a committee of two (2) or more Board members appointed by the Board to administer the Plan.
     Q. Purchase Date shall mean the last business day of each Offering Period. The initial Purchase Date shall be the last business day in December 2006.
     R. Stock Exchange shall mean either the American Stock Exchange or the New York Stock Exchange.

PROXY
PROXY ENDOLOGIX, INC.
Proxy Solicited by the Board of Directors
Annual Meeting of Stockholders — June 11, 2009
     The undersigned hereby nominates, constitutes and appoints John McDermott and Robert J. Krist, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of ENDOLOGIX, INC. which the undersigned is entitled to represent and vote at the 2009 Annual Meeting of Stockholders to be held at the company’s offices at 11 Studebaker, Irvine, California 92618 on June 11, 2009, at 8:00 a.m., Pacific time, and at any and all adjournments or postponements thereof, as fully as if the undersigned were present and voting at the meeting, as follows:
THE DIRECTORS RECOMMEND A VOTE “FOR” ITEMS 1 THROUGH 4.
1. ELECTION OF DIRECTORS:

☐	FOR all nominees listed below (except as marked to the contrary below)	☐	WITHHOLD AUTHORITY to vote for all nominees listed below

Election of the following nominees as director: Franklin D. Brown and John McDermott

(Instructions: To withhold authority to vote for any nominee, print that nominee’s name in the space provided below.)

2. AMENDMENT TO THE 2006 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE TOTAL NUMBER OF SHARES PURCHASABLE THEREUNDER FROM 558,734 SHARES TO 2,058,734 SHARES:

☐	FOR	☐	AGAINST	☐	ABSTAIN
3. AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK THEREUNDER FROM 60,000,000 TO 75,000,000 AND TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF OUR CAPITAL STOCK THEREUNDER FROM 65,000,000 TO 80,000,000:

☐	FOR	☐	AGAINST	☐	ABSTAIN
4. RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2009:

☐	FOR	☐	AGAINST	☐	ABSTAIN
IN THEIR DISCRETION, ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

IMPORTANT—PLEASE SIGN AND DATE ON OTHER SIDE AND RETURN PROMPTLY
     THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER. WHERE NO DIRECTION IS GIVEN, SUCH SHARES WILL BE VOTED “FOR” THE ELECTION OF THE DIRECTORS NAMED ON THE REVERSE SIDE OF THIS PROXY, “FOR” THE AMENDMENT TO THE 2006 EMPLOYEE STOCK PURCHASE PLAN TO INCREASE THE TOTAL NUMBER OF SHARES PURCHASABLE THEREUNDER FROM 558,734 SHARES TO 2,058,734 SHARES, “FOR” THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF OUR COMMON STOCK THEREUNDER FROM 60,000,000 TO 75,000,000 AND TO INCREASE THE TOTAL NUMBER OF AUTHORIZED SHARES OF OUR CAPITAL STOCK THEREUNDER FROM 65,000,000 TO 80,000,000 AND “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE YEAR ENDING DECEMBER 31, 2009.

Date:	, 2009

(Signature of stockholder)
Please sign your name exactly as it appears hereon. Executors, administrators, guardians, officers of corporations and others signing in a fiduciary capacity should state their full titles as such.
     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO SIGN AND RETURN THIS PROXY, WHICH MAY BE REVOKED AT ANY TIME PRIOR TO ITS USE.